EXHIBIT 99.1

On June 21, 2005, the Registrant issued the following news release:

“AMERICAN OIL & GAS UPDATES DRILLING AT FETTER PROJECT

     DENVER- American Oil & Gas, Inc. (AMEX: AEZ) today announced that the Sims 16-26 well has been drilled into the Niobrara/Frontier formations. Natural gas and condensate are flowing to surface and the natural gas is currently being flared while the Company and other working interest participants determine whether to continue to drill through the target formation or to attempt to complete the well at its current depth.

     “Although it is premature to predict commerciality of this well, we are obviously enthused to be flowing natural gas,” stated Pat O’Brien, CEO of American. “The under-balanced drilling technology used to drill the bottom portion of the well appears to have enabled us to drill into our target formation safely, efficiently and without reservoir damage. It is important to understand that we still have challenging completion procedures ahead of us and there is no guarantee that this well will prove to be a commercial success.”

     American owns a 26.25% working interest and is paying 15% of the costs to drill and complete the current Sims 26-16 well. The Company will provide additional information regarding this well as appropriate.

     The Fetter project area consists of approximately 51,000 gross acres within American’s 103,000 gross acre Douglas Project. Subject to the terms of existing agreements with other working interest participants and with the exception of the Sims 26-16 and four additional drilling locations, American owns a 56.25% overall working interest in the Fetter project acreage position.

     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.”